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EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
July 29, 2004	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2004 SECOND QUARTER RESULTS

ENGLEWOOD, Colorado—Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S., today reported financial results for its second quarter ended June 30, 2004.

Second Quarter Results

Evolving Systems reported a net loss of $168,000, or $0.01 per basic and diluted share, for the quarter ended June 30, 2004, compared with net income of $1.3 million, or $0.09 per basic and $0.08 per diluted share, in the same quarter a year ago. Bottom line results were impacted by lower revenue and by $213,000 in non-cash amortization costs associated with the acquisition of CMS Communications in November 2003. The Company generated positive cash flows from operations in the quarter.

Revenue in the second quarter was $5.3 million versus $6.4 million in the comparable quarter last year. License fees and services revenue was $2.4 million while customer support revenue was $2.9 million. License fees and services revenue was down compared with 2003 due to lower revenue from the Company's number inventory product, NumeriTrack™, partially offset by higher revenue from local number portability (LNP) products and from service assurance products that were added to the Company's portfolio as a result of the CMS acquisition. Customer support revenue was up versus the first quarter but down as compared with the same quarter a year ago, reflecting continuing pricing pressures on support renewals as well as the continued deferral of revenue on a large maintenance contract with a key customer. This deferral, which could extend into the first quarter of 2005, will not be recorded as customer support revenue during the remainder of 2004 unless the Company obtains acceptance of the software prior to year-end.

Total costs of revenue and operating expenses increased to $5.5 million in the second quarter of 2004 versus $5.2 million in the same quarter last year. The increase was due primarily to two factors: First, higher costs of customer support related to the late 2003 acquisition of CMS, which added $313,000 in non-labor costs to this category, including $205,000 in non-cash intangible amortization and $105,000 in royalty expense. Second, an increase in sales and marketing expense, which reflects higher headcount resulting from the CMS acquisition and ongoing efforts to ramp up the Company's sales staff and related initiatives.

Evolving Systems concluded the second quarter with cash and cash equivalents of $22.5 million, up from $21.3 million in the first quarter and $18.0 million at year-end. This second quarter $1.2 million increase in cash reflected cash flow generated from operations, primarily from collections of contract receivables. Working capital at June 30, 2004 was $14.5 million, up from $14.2 million in the first quarter. Long-term obligations declined to $149,000 from $166,000 in the first quarter. The Company booked $4.4 million in new orders in the second quarter, including $2.7 million in customer support and $1.7 million in licenses and services. Backlog at June 30, 2004 was $10.2 million, including $9.3 million in customer support and $900,000 in license fees and services.

Six-Month Results

For the six months ended June 30, 2004 the Company reported net income of $76,000, or less than one cent per basic and diluted share, versus net income of $4.4 million, or $0.32 per basic and $0.29 per diluted share, in the same period a year ago. The reduction in profitability through six months was primarily attributable to lower revenue that was due in part to the previously mentioned deferral of customer support revenue.

Six-month 2004 revenue was $11.0 million versus $15.0 million in the same period last year. Management attributed lower revenue in part to the deferral of customer support revenue from a large contract, as well as to the fact that in the first quarter of 2003 the Company recognized $1.6 million in revenue from a large LNP license sale with a new customer. License fees and services revenue was $5.6 million through the six months ended June 30, 2004 while customer support revenue was $5.4 million.

Total costs and expenses through six months increased $309,000 to $11.1 million from $10.8 million in 2003. Customer support costs increased year over year by approximately $921,000, including $415,000 in non-cash amortization. This increase was due primarily to costs related to the expansion of the Company's product portfolio through the CMS acquisition. Costs of license fees and services decreased due to lower year-over-year revenue and offset the increase in costs of customer support. Product development expense was 12% higher in 2004 due to approximately $250,000 in start-up costs associated with the Company's new Indian subsidiary launched in the first quarter of 2004. Sales and marketing expense was up $412,000 through six months ended June 30, 2004, compared with the year-ago period, again reflecting the additional headcount-related costs from the CMS acquisition and the Company's continued focus on spurring new organic growth.

"We continue to evaluate all aspects of our cost structure and look for ways to reduce costs without compromising our growth strategies and objectives," said Stephen Gartside, chief executive officer. "One such area is our offshore development capability, where we will begin realizing cost benefits in the second half of the year. As of June 30, 2004, Evolving Systems Networks India (EVI) had grown its staff to 31 and had taken on its first development projects, enabling the Company to further reduce its reliance on higher-cost, third party contractors in India. This is a major milestone in the Company's business plans to stimulate future growth."

Gartside reiterated the Company's plans to expand both through organic and acquisitive growth. "Our organic growth plan hinges on our ability to develop new streams of revenue from existing products and to make new investments to extend and sell more services around these offerings," Gartside said. "We have to build momentum in license fees and services and we see early positive signs this can happen. In this regard, during the second quarter we announced our entry into the Voice over Internet Protocol (VoIP) space by way of an agreement with an existing customer. This customer is now adopting our NumeriTrack™ solution as the number inventory platform for their VoIP initiative. This agreement validates our strategy to leverage strong customer relationships and deep domain knowledge to win additional threads of business in our customers' operations support systems (OSS) environments.

"As an additional example of this strategy, we have received a commitment from an existing incumbent local exchange carrier (ILEC) customer to implement a next-generation version of our traffic data management solution (TDMS) to collect performance data from broadband network elements," Gartside added. TDMS is the core asset from the Company's acquisition of CMS last November. CMS has been successfully integrated and the Company is delivering on the potential from this acquisition in two ways: One, by operating as one entity we've lowered combined operating costs; and, two, by creating new offerings that extend TDMS data collection and performance for narrowband networks to address data collection from next generation broadband networks.

"This packet and broadband space is a major area of interest for Evolving Systems, and at present we believe it shows the greatest promise for significant growth in our market over the next several years, Gartside said. "Our initial sales have been of smaller average size as Evolving Systems is proving itself in new areas. We expect this activity to provide the foundation for larger scale rollouts in new areas in the coming year.

"As another example of organic growth, Evolving Systems has recently been engaged by one of our largest customers to provide integration services to create a new test data management solution. This solution will provide a complex integration test bed to streamline the deployment of new order features to support next generation services. This engagement leverages our low-cost development capability blended with our extensive test and integration experience around complex solutions such as our LNP OrderPath® product set.

"While our sales efforts are focused on direct software sales to US tier one carriers, the Company has increased its indirect sales efforts over the past six months with a focus on network equipment providers as potential channels for our products and services. Early signs of success with these efforts include a new channel agreement designed to help us address the needs of smaller tier carriers."

Gartside noted that Evolving Systems' M&A efforts are focused on increasing the size of the Company's product portfolio and addressable markets, as well as positioning the Company to create logical product extensions into higher growth segments with the global tier one carrier market. "Because our 2004 guidance anticipates M&A activity, we have directed a considerable amount of effort into delivering on this portion of our growth strategy," he said. "However, we are remaining patient in terms of finding and closing a transaction that fits the parameters we have established for our product mix, target markets, corporate cultural considerations, financial goals and valuation expectations—all of which are important to create increased shareholder value."

Outlook

Based on current product and customer investments, as well as current sales activity, the Company is guiding for limited organic top-line growth until late 2004. The Company's current guidance of revenue for 2004 in the range of $25 million to $31 includes revenue from both organic and anticipated M&A activity for the year. Based on the status of M&A deals at this point in the year, the Company is tightening the revenue guidance for 2004 to a range of $25 million to $27 million in revenue from organic and acquisitive activity. The Company anticipates profitability for the year 2004 on an organic stand alone basis.

Conference Call

Evolving Systems will conduct its second quarter conference call today at 2:15 p.m. MT

  •
  Call 1-800-218-0530 for domestic toll free

  •
  Call 303-262-2141 for Denver and international

  •
  Conference I.D. number is 11003411

  •
  Telephone replay through August 12, 2004 at 800-405-2236 or 303-590-3000, passcode 11003411#.

  •
  Webcast, go to www.evolving.com. Replay available through August 29, 2004.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S. The Company provides local number portability solutions, offers software products that enable carriers to comply with the FCC's number conservation mandates intended to extend the life of the North American Numbering Plan, and offers solutions in the area of network management for monitoring and capacity planning. The Company's ServiceXpress™ methodology and offering is used to accelerate development and integration efforts. Evolving Systems' unique competence as an integration and solutions provider for both operations support systems (OSS) and network solutions positions the Company to accelerate the automation and availability of tomorrow's services for today's tier one carriers and application service providers. For additional information visit www.evolving.com.

CAUTIONARY STATEMENT: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, the Company's statements about growth, and future profitability; future business in number portability, sales by channel partners, growth of business in VoIP and next generation solutions; revenue and expense projections; the Company's M&A strategy and its impact on revenue and earnings growth; and the impact of the Indian subsidiary are forward-looking statements. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these forward-looking statements. Actual results could differ materially because of many factors, such as the timing of delivery under the Company's contracts; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, the impact of the CMS acquisition and future M&A activities, if any; the impact of the business and economic climate in India and the Company's ability to manage a foreign subsidiary; and the general state of the telecommunications industry.

For a more extensive discussion of the Company's business, please refer to the Company's Form 10-K filed with the SEC on March 24, 2004 as well as subsequently filed Form 10-Q and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Whitney McDowell
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2635
jay@pfeifferhigh.com	whitney.mcdowell@ogilvypr.com

Consolidated Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue:
License fees and services	$2,383	$3,181	$5,602	$8,185
Customer support	2,878	3,258	5,425	6,845

Total revenue	5,261	6,439	11,027	15,030

Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation	1,134	1,288	2,211	3,181
Costs of customer support, excluding depreciation	2,021	1,667	3,895	2,974
Sales and marketing	901	720	1,837	1,425
General and administrative	934	935	1,869	1,851
Product development	241	380	732	656
Depreciation	265	319	539	649
Restructuring and other expenses (benefit)	—	(80)	—	38

Total costs of revenue and operating expenses	5,496	5,229	11,083	10,774

Income (loss) from operations	(235)	1,210	(56)	4,256
Other income, net	67	49	124	96

Income (loss) before income taxes	(168)	1,259	68	4,352
Benefit from income taxes	—	—	(8)	—

Net income (loss)	$(168)	$1,259	$76	$4,352

Basic earnings (loss) per common share	$(0.01)	$0.09	$—	$0.32

Diluted earnings (loss) per common share	$(0.01)	$0.08	$—	$0.29

Weighted average basic shares outstanding	15,853	13,884	15,845	13,661
Weighted average diluted shares outstanding	15,853	15,319	17,590	14,888

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$22,462	$17,999
Current portion of restricted cash	100	100
Contract receivables, net of allowance of $44 and $65 at June 30, 2004 and December 31, 2003, respectively	2,570	9,292
Unbilled work-in-progress	16	622
Prepaid and other current assets	1,216	868

Total current assets	26,364	28,881
Property and equipment, net	1,791	1,579
Intangible assets, net	3,413	3,845
Goodwill	6,955	6,996
Restricted cash	400	400

Total assets	$38,923	$41,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$30	$29
Accounts payable and accrued liabilities	2,379	3,044
Unearned revenue	9,483	11,972

Total current liabilities	11,892	15,045
Long-term obligations	149	183

Total liabilities	12,041	15,228
Stockholders' equity:
Common stock	16	16
Additional paid-in capital	67,682	67,342
Other comprehensive loss	(7)	—
Accumulated deficit	(40,809)	(40,885)

Total stockholders' equity	26,882	26,473

Total liabilities and stockholders' equity	$38,923	$41,701

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EVOLVING SYSTEMS REPORTS 2004 SECOND QUARTER RESULTS
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